Exhibit 10.1

OPTION CERTIFICATE AND AGREEMENT

THIS  OPTION CERTIFICATE AND AGREEMENT (this "Agreement") is made and entered into as of  the date set forth in Schedule 1 to this Agreement and is  by and between  Rock Energy Resources, Inc. (the "Company") and   the holder of this Option set forth in Schedule 1 to this Agreement (“Holder”).

R E C I T A L S

WHEREAS, the Company has recently adopted its 2009 Stock Option and Grant Plan (the “Plan”), pursuant to which the Company has reserved up to Ten (10) million shares (the “Shares”);

WHEREAS, this Agreement is issued and signed pursuant to the terms of the Plan;

WHEREAS, this Option contains the terms, pursuant to which, the Holder will have the right, but not the obligation to acquire additional Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

A G R E E M E N T

1. Shares.  This Option will entitle the Holder to buy the number of Shares set forth in Schedule 1 hereto.

2. Date of Grant; Term of  Option    This Option was granted on May 20, 2009 and will be outstanding for sixty (60)  months.

(a)
Right to Exercise.   This Option will become vested and exerciseable if the Optioneee remains in continuous service to the Company (whether as an employee, consultant, independent contractor or any other capacity in which he or she provides services to the Company) through the applicable vesting date according to the following schedule.

(b)	Schedule:

Percentage of Shares	Vesting Date:
33.3%	May 20, 2009
33.3%	May 20, 2010
33.3%	May 20, 2011

(c)
Change in Control.    All Options will become exercisable as set forth in 2 (a)and (b) above and will remain exercisable in accordance with their terms upon a Company change in control.   Change in control means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Plan, be considered as a member of the Incumbent Board.

(vi)  Rocky V. Emery together with either Mark G. Harrington or Tom S. Elliott resign as officers of the Company.

3.    Procedures for Exercise.    In the event Holder elects, at its sole and absolute discretion, to exercise this, it will:

(a)	Deliver the Exercise Form which is attached as Schedule A to the Company secretary;

(b)
The Exercise Form will be accompanied  by cash,  check, full recourse promissory note,  other Shares which (i) in the case of Shares acquired upon exercise of an Option, have been owned by the Participant for more than six (6) months on the date of surrender, and (ii) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised,  consideration received by the Company from a licensed broker under a cashless exercise program implemented by the Company to facilitate "same day" exercises and sales of Options,  a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant's participation in any Company-sponsored deferred compensation program or arrangement,  any combination of the foregoing methods of payment; or  such other consideration and method of payment for the issuance of Shares to the extent permitted by applicable Laws.

(c)
Upon the exercise, this Certificate will be canceled and a new Certificate will be issued to the Holder reflecting the reduced number of remaining outstanding Options, unless the board of director or committee elects to reload the Options under the Plan.

4.    Mutilated or Missing  Certificates. In case any of the Certificates will be mutilated, lost, stolen or destroyed prior to its expiration date, the Company will issue and deliver, in exchange and substitution for and upon cancellation of the mutilated  Certificate, or in lieu of and in substitution for the  Certificate lost, stolen or destroyed, a new  Certificate of like tenor and representing an equivalent right or interest.

5.    Reservation of Shares.  The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Shares or its authorized and issued Shares held in its treasury for the purpose of enabling it to satisfy its obligation to issue Shares upon exercise of Options, the full number of Shares deliverable upon the exercise of all outstanding Options. The Company covenants that all Shares which may be issued upon exercise will be validly issued, fully paid and non-assessable outstanding Shares of the Company.

6.    Rights of Holder.  The Holder will not, by virtue of anything contained in this  Agreement or otherwise, prior to exercise of this , be entitled to any right whatsoever, either in law or equity, of a stockholder of the Company, including without limitation, the right to receive dividends or to vote or to consent or to receive notice as a shareholder in respect of the meetings of shareholders or the election of directors of the Company of any other matter.

7.    Investment Intent.  Holder represents to the Company that Holder is acquiring the Shares for investment and with no present intention of distributing or reselling any of the Shares.

8.   Consolidation, Merger or Sale of the Company.  If the Company is a party to a consolidation, merger or transfer of assets which reclassifies or changes its outstanding Common Stock, the successor corporation (or corporation controlling the successor corporation or the Company, as the case may be) will by operation of law assume the Company's obligations under  this  Agreement.  Upon consummation of such transaction the Shares will automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of Shares would have owned immediately after the consolidation, merger or transfer if the holder had exercised the  Option immediately before the effective date of such transaction.  As a condition to the consummation of such transaction, the Company will arrange for the person or entity obligated to issue securities or deliver cash or other assets upon exercise of the Option concurrently with the consummation of such transaction, assume the Company's obligations hereunder by executing an instrument so providing and further providing for adjustments which will be as nearly equivalent as may be practical to the adjustments provided for in this Section.

9.    Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or Holder will bind and inure to the benefit of their respective successor and assigns hereunder.

10.   Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts will for all proposes be deemed to be an original, and such counterparts will together constitute by one and the same instrument.

11.   Notices.  All notices or other communications under this  will be in writing and will be deemed to have been given if delivered by hand or mailed by certified mail, postage prepaid, return receipt requested, if to the Company at its principal business address, if to the Holder at the address of the Holder appearing on the books of the Company or the Company’s transfer agent, if any. Either the Company or the Holder may from time to time change the address to which notices to it are to be mailed hereunder by notice in accordance with the provisions of this Paragraph

12   Severability.  If for any reason any provision, paragraph or term of this  Agreement is held to be invalid or unenforceable, all other valid provisions herein will remain in full force and effect and all terms, provisions and paragraphs of this  will be deemed to be severable.

13.  Governing Law and Venue.  This  Agreement will be deemed to be a contract made under the laws of the State of Texas and for all purposes will be governed and construed in accordance with the laws of said State.  Any proceeding arising under this  Agreement will be instituted in State of  Texas.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date and year first above written.

"COMPANY"
ROCK ENERGY RESOURCES, INC.

By:________________________
Title:  Chief Executive Officer